UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2008 (July 28, 2008)
Bob Evans Farms, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3776 South High Street, Columbus, Ohio	43207

(Address of principal executive offices)	(Zip Code)
(614) 491-2225
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          On July 28, 2008, BEF Holding Co., Inc. (“BEF Holding”), a Delaware corporation and wholly owned subsidiary of Bob Evans Farms, Inc., a Delaware corporation (the “Company”), completed a private placement of $70 million original principal amount of senior unsecured fixed-rate notes (the “Notes”).
          The Notes were issued by BEF Holding pursuant to a Note Purchase Agreement, dated as of July 28, 2008, by and among BEF Holding, the Company and the institutional purchasers of the Notes named therein (the “Agreement”). The Notes were issued in two series. The $40 million Series A Senior Notes bear interest at 6.39% and mature on July 28, 2014. A mandatory pre-payment on the Series A Senior Notes of $20 million is due on July 28, 2012. The $30 million Series B Senior Notes bear interest at 6.39% and mature on July 28, 2013. Interest on the Notes is payable quarterly and is calculated on a 30/360 basis.
          The Notes are not convertible and may be prepaid in whole or in part at any time, subject to the payment of a make-whole amount calculated in accordance with the formula set forth in the Agreement.
          The Agreement contains covenants customary for financings of this type that limit the ability of the Company and its subsidiaries to incur liens on assets, merge or consolidate with other entities, transfer or sell a substantial part of their assets, substantially change the nature of their business, engage in sale and leaseback transactions, and enter into transactions with affiliates. The Agreement also includes a prohibition, subject to certain limited exceptions, on the granting of collateral under the Company’s and/or its subsidiaries’ credit facilities with their lenders unless such collateral is also granted to the Note holders on an equal basis. Additionally, the Agreement contains certain financial covenants, including:
•	the Company must at all times keep and maintain Consolidated Net Worth (as defined in the Agreement) at a minimum amount of $430 million plus 25% of annual Consolidated Net Income (as defined in the Agreement) thereafter;

•	the Company must not permit, as measured at the end of any fiscal quarter, the ratio of Consolidated Indebtedness to Consolidated Capitalization (each as defined in the Agreement) to exceed 55%;

•	the Company must not permit Priority Indebtedness (as defined in the Agreement) to exceed 25% of Consolidated Net Worth; and

•	the Company will not permit the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges (each as defined in the Agreement), as measured at the end of any fiscal quarter, to be less than 1.50 to 1.
          The Agreement also contains customary events of default, the occurrence of which will permit the holders of the Notes to accelerate payment of the Notes. Holders of the Notes also have the option to require BEF Holding to repurchase the Notes (at a price of par, with no make-whole amount) if the Company incurs liability of more than $25 million in connection with a site access request and potential investigation by the Tennessee Department of Environment and Conservation, Division of Remediation, on behalf of the United States Environmental Protection Agency, with respect to property that may have been owned by one of the Company’s former subsidiaries.
          BEF Holding’s obligations under the Notes are unconditionally guaranteed by the Company and Mimi’s Cafe, LLC, a wholly owned subsidiary of the Company that owns SWH Corporation (d/b/a Mimi’s Cafe).
          The net proceeds from the Notes will be used to repay outstanding debt under existing bank credit facilities, to repay a portion of the outstanding Senior Notes issued by BEF Holding in 2004, and for general corporate purposes.
          The Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities law and were offered in a private placement solely to accredited investors in reliance on Section 4(2) of the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities law. The information contained or incorporated in this Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any of the Notes.
          The foregoing description of the Notes and the Agreement does not purport to be complete and is qualified in its entirety to the full text of the Agreement and the Subsidiary Guaranty, dated as of July 28, 2008, by Mimi’s Cafe, LLC, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
          (a) Financial Statements of Business Acquired – Not Applicable
          (b) Pro Forma Financial Information – Not applicable
          (c) Shell Company Transactions – Not Applicable
          (d) Exhibits:
     The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description
4.1	Note Purchase Agreement, dated July 28, 2008, by and among Bob Evans Farms, Inc., BEF Holding Co., Inc. and the Purchasers named therein

4.2	Subsidiary Guaranty, dated as of July 28, 2008, by Mimi’s Cafe, LLC

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.
Dated: July 31, 2008	By:	/s/Donald J. Radkoski
Donald J. Radkoski
Chief Financial Officer, Treasurer and Assistant Secretary

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated July 31, 2008

Exhibit No.	Description
4.1	Note Purchase Agreement, dated July 28, 2008, by and among Bob Evans Farms, Inc., BEF Holding Co., Inc. and the Purchasers named therein

4.2	Subsidiary Guaranty, dated as of July 28, 2008, by Mimi’s Cafe, LLC

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